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                                                                 Exhibit 23(d)20

                                                          (Small Cap Value Fund)

                                    AMENDMENT

                                       TO

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AMENDMENT to that certain sub-investment management agreement made as of the first day of May, 2001 ("Agreement") by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), T. Rowe Price Associates, Inc., ("T. Rowe Price") a Maryland corporation and subsidiary of T. Rowe Price Group, Inc., and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, JHLICO and T. Rowe Price desire to amend the Agreement to provide that (1) T. Rowe Price will provide services to the Small Cap Value Fund with respect to such assets of the Small Cap Value Fund as may be designated by JHLICO from time to time, and (2) in the event that, in addition to T. Rowe Price, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Small Cap Value Fund, T. Rowe Price shall not be held responsible for such other investment adviser's or other sub-manager's compliance with policies and limitations applicable to the Small Cap Value Fund; and

     WHEREAS, at a meeting duly called for such purpose on June 12, 2002, the Board of Trustees of the Trust, including a majority of those trustees of the Trust who are not interested persons of any party to this Agreement, voted to approve the form of amendment to the Agreement for the aforesaid purposes; and

     WHEREAS, by vote of a majority of the outstanding shares of that Fund at a meeting duly called for such purpose on September 25, 2002 and adjourned until October 7, 2002, an amendment to the Agreement for the aforesaid purposes was approved

     NOW, THEREFORE, WITNESSETH: That in accordance with section 11 of the Agreement, the parties hereto agree to amend the Agreement with respect to the Small Cap Value Fund of the Trust, as follows:

A.   Section 2. of the Agreement is revised to read as follows:

          2. PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     T. Rowe Price will provide for the Subject Fund's assets as may be designated to it by JHLICO from time to time (the "Subject Assets") a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, the Board of Trustees of the Trust may provide T. Rowe Price with additional or amended investment policies, guidelines and restrictions. T. Rowe Price, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust,

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                                       96

     consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to T. Rowe Price in writing by JHLICO or the Trust from time to time). In the event that, in addition to T. Rowe Price, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that T. Rowe Price will not be held responsible for such other investment advisers' or sub-managers' compliance with policies and limitations applicable to the Subject Fund. By its signature below, T. Rowe Price acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     T. Rowe Price will, at its own expense:

     (a) advise the Subject Fund in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Assets and, upon request, furnish the Trust with research, economic and statistical data in connection with said Fund's investments and investment policies;

     (b) submit such reports and information as JHLICO or the Trust' s Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Assets to the extent such securities are not otherwise priceable using an approved pricing service;

     (c) place orders for purchases and sales of portfolio investments for the Subject Assets;

     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets in connection with the settlement of trades;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) each business day, provide JHLICO with a written daily statement of the transactions effected for the Subject Assets on the previous business day;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with a summary listing of all investments held in such Subject Assets as of the last day of the month, together with the average purchase price per unit of each investment and such other information as JHLICO may reasonably request; and

     (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Assets in accordance with T. Rowe Price's proxy voting policy as most recently provided to JHLICO.

          The Trust and JHLICO will provide timely information to T. Rowe Price regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund.

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                                       97

     JHLICO will timely provide T. Rowe Price with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulation Section 1.817) as may be reasonably necessary or appropriate in order for T. Rowe Price to perform its responsibilities hereunder. T. Rowe Price will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Assets, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. T. Rowe Price will also make such personnel as it deems appropriate available in Boston or other reasonable locations as often as quarterly to discuss the Subject Assets and T. Rowe Price's management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

B. Section 4. of the Agreement is revised to read as follows:

                              4. SUB-ADVISORY FEES.

          For all of the services rendered with respect to the Subject Assets as herein provided, JHLICO shall pay to T. Rowe Price a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to such Subject Assets accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the value of the Subject Fund's assets as of the most recent preceding day for which the Subject Fund's net Subject Assets were computed.

C. The first paragraph of Section 5 of the Agreement is revised to read as follows:

          In connection with the investment and reinvestment of the Subject Assets, T. Rowe Price is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. T. Rowe Price shall maintain records adequate to demonstrate compliance with this requirement. T. Rowe Price shall have the right subject to the control of the Trust's Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to T. Rowe Price, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. T. Rowe Price shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

D. The first paragraph of Section 6 of the Agreement is revised to read as follows:

          The Trust shall own and control all records maintained hereunder by T. Rowe Price on the Trust's behalf and, in the event of termination of this Agreement with respect to any Subject Assets for any reason, all records relating to the Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by

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                                       98

     T. Rowe Price, provided that (subject to the last paragraph of this Section
     6) T. Rowe Price may retain copies of such records. T. Rowe Price also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust.
     T. Rowe Price further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2. T. Rowe Price also agrees to supply all information in its possession required by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. T. Rowe Price shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding the investments in the Subject Assets which is reasonably required by them and reasonably available to T. Rowe Price, provided that T. Rowe Price shall not be required to incur any additional expense in connection therewith.

E. The first paragraph of Section 7 of the Agreement is revised to read as follows:

          No provision of this Agreement shall be deemed to protect T. Rowe Price or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance his duties or the reckless disregard of his obligations and duties. T. Rowe Price shall employ only qualified personnel to manage the Subject Assets; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Assets (subject to the receipt of and based upon the information contained in periodic reports from JHLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations to Section 1.817-5(b). However, T. Rowe Price shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

F. Section 10 of the Agreement is revised to read as follows:

                     10. AVOIDANCE OF INCONSISTENT POSITION.

          In connection with the purchase and sale of portfolio securities of the Subject Assets, T. Rowe Price and its directors, officers and employees will not act as principal. Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Assets with those for other registered investment companies managed by T. Rowe Price or its affiliates, if orders

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                                       99

     are allocated in a manner deemed equitable by T. Rowe Price among the accounts and at a price approximately averaged.

G. Effective Date

     This Amendment to the Agreement shall be effective as of November 1, 2002.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of its effective date set forth above.

ATTEST:                                 JOHN HANCOCK VARIABLE SERIES TRUST I

                                        /s/ Michele G. Van Leer
                                        ----------------------------------
                                        By: Michele G. Van Leer
                                        Title: Senior Vice President


ATTEST:                                 JOHN HANCOCK LIFE INSURANCE COMPANY


                                        /s/ Michele G. Van Leer
                                        ----------------------------------
                                        By: /s/ Michele G. Van Leer
                                        Title: Senior Vice President


ATTEST:                                 T. ROWE PRICE ASSOCIATES, INC.


By: /s/ Cheryl L. Emory                 By: /s/ Darrell N. Braman
    -----------------------------       ----------------------------------
                                        Darrell N. Braman
Assistant Vice President                Title: Vice President